Exhibit 99.5

PINNACLE ENTERTAINMENT ANNOUNCES COMMITMENTS FOR

$325 MILLION INCREMENTAL TERM LOAN

LAS VEGAS, NV, March 8, 2012 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that it has received commitments from a syndicate of lenders for a $325 million incremental term loan under its current credit facility. The term loan will be issued at a price of 99.0% with an interest rate of 300 basis points over LIBOR and a 1.0% LIBOR floor. Pinnacle was originally seeking commitments for a $250 million incremental term loan under its current credit facility.

The term loan is expected to mature in March 2019, provided that such date will be accelerated to (a) December 15, 2014 if any portion of the Company’s 7.5% senior subordinated notes due 2015 are outstanding on December 15, 2014, and (b) May 1, 2017 if any portion of the Company’s 8.625% senior notes due 2017 are outstanding on May 1, 2017. The closing of the term loan is conditioned on final documentation and other customary closing conditions.

Pinnacle intends to use a portion of the net proceeds of the term loan to redeem a portion of its 7.5% senior subordinated notes due 2015 at a redemption price equal to 103.75% of par, plus accrued and unpaid interest. The Company also intends to use a portion of the net proceeds of the term loan to repay all revolving credit borrowings outstanding under its credit facility. Additional net proceeds of the term loan will be used to continue development at the company’s L’Auberge Casino & Hotel in Baton Rouge and its River City Casino in St. Louis, for possible future development at its River Downs racetrack in Cincinnati and for general corporate purposes. The term loan is expected to reduce the Company’s need to draw on its $410 million revolving credit facility for future operations and these development opportunities.

This press release shall not constitute a notice of redemption of the Company’s 7.5% senior subordinated notes due 2015, and any redemption will be done in accordance with the terms of the indenture governing such notes.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements, including statements concerning the closing of the term loan and the anticipated use of the net proceeds therefrom. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012 and other filings made by the Company with the Commission. All forward-looking statements are expressly qualified in their entirety by such factors.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, Indiana and Nevada, and a racetrack in Ohio. Pinnacle is also developing L’Auberge Casino & Hotel Baton Rouge. Pinnacle also owns a 26% equity stake in Asian Coast Development (Canada)

Ltd., an international development and real estate company currently developing Vietnam’s first large-scale integrated casino-resort. For more information about Pinnacle Entertainment, please visit www.pnkinc.com.

CONTACT:

Investor Relations	Media Relations
Vincent Zahn	Ginny Shanks
VP, Finance and Investor Relations	EVP, Chief Marketing Officer
702/541-7777 or investors@pnkmail.com	702/541-7777 or gshanks@pnkmail.com

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